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                                                                  Exhibit 99.1





For Information, Contact:

Company Contact:                                   Investor Relations Contact:

Jeffrey Unger                                      Suzanne Rosenberg/Ankit Goyal
561-672-4713                                       Morgen-Walke Associates
                                                   212-850-5600

                       DESIGNS, INC. ANNOUNCES COMPLETION
                           OF CASUAL MALE ACQUISITION

NEEDHAM, MA - MAY 15, 2002 - DESIGNS, INC. (NASDAQ - DESI), retail brand operator of LEVI'S(R) OUTLET BY DESIGNS, DOCKERS(R) OUTLET BY DESIGNS, CANDIES(R) and ECKO UNLTD. outlet stores, announced today the completion of its acquisition of Casual Male Corp. and certain subsidiaries ("Casual Male"), a leading specialty retailer of fashion, casual and dress apparel for big and tall men.

On May 1, 2002, the Company was selected as the highest and best bidder at the Bankruptcy Court ordered auction to purchase substantially all of the assets of Casual Male. The U.S. Bankruptcy Court for the Southern District of New York subsequently granted its approval to Designs, Inc. for the $170 million acquisition of Casual Male on May 7, 2002.

Under the terms of the asset purchase agreement, the Company will acquire substantially all of Casual Male's assets including, but not limited to, the inventory and fixed assets of approximately 475 retail store locations and various intellectual property. In addition, the Company will also assume certain operating liabilities, including but limited to, existing retail store lease arrangements and the existing mortgage for Casual Male's corporate office, which is located in Canton, Massachusetts.

The Company will fund the $170.0 million acquisition through a combination of new equity and debt. The Company will issue approximately $80 million of common and preferred stock (equivalent to approximately 19 million common shares, assuming shareholder approval for conversion of preferred stock), and approximately $36 million in senior subordinated debt (including warrants for approximately 2.5 million common shares, subject in part to shareholder approval), and borrow approximately $15 million through a three-year term loan with Back Bay Capital Funding, LLC, and the assumption of an existing $12.2 million mortgage note. The remainder of the acquisition will be funded from the Company's amended senior secured revolving credit agreement with the Company's bank, Fleet Retail Finance, Inc.

                                    - more -

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Seymour Holtzman, Chairman of Designs, said, "Although we first expressed an interest in acquiring Casual Male six months ago, we were not able to commence our due diligence and fund raising efforts until March 21, 2002. Since the Bankruptcy Court set a deadline of April 27, 2002 for submitting a competing offer with a 10% required deposit, this was an immense task. This was an extraordinary undertaking and is a great tribute to the senior management of Designs, Inc."

David Levin, President and Chief Executive Officer of Designs, stated, "We are very excited about our acquisition of Casual Male and its contribution to our future growth strategy. Casual Male is an excellent brand and continues to be the leader in the specialty retail market of big and tall men apparel. The similarity of Casual Male's business to ours, that is, retailers of branded apparel, make this an excellent combination for us. We believe Casual Male's leading market position, along with Designs' efficient operating capabilities, will produce a very profitable combination and that the performance of the combined company will be beneficial to our shareholders"

Dennis R. Hernreich, Senior Vice President and Chief Financial Officer of Designs, added, "This acquisition is expected to increase our total annualized revenue to in excess of $500 million. During the prior two fiscal years, Designs and Casual Male, between then, reported sales totaling approximately $556.3 million in FY 2001 and $602.5 million in FY 2000 and earnings before interest, taxes, depreciation and amortization ("EBITDA") totaling approximately $29.4 million in FY 2001 and $48.4 million in FY 2000. During FY 2001 Casual Male entered bankruptcy and was operating as debtor-in-possession for most of the year. Also, because of the synergies between these businesses, we expect that there will be substantial cost savings that we will be able to realize. Over the past year, Casual Male has already taken several significant steps to improving its operations by closing approximately 130 of its unprofitable stores, cleaning up its merchandise inventories and relocating its e-commerce and direct mail operations to its corporate headquarters in Canton, Massachusetts. During the balance of this fiscal year we will be in transition of combining the two operations, planning for significant systems enhancements at Casual Male and otherwise executing plans to realize the synergies over the next couple of years"

Designs, Inc. plans to report first quarter results on Thursday, May 23, 2002. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Participants can access the webcast via the Company's website: www.designsinc.com. An archive of the webcast will be available one hour after the live call has taken place and through May 30, 2002.

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ABOUT DESIGNS, INC.

Designs, Inc. operates 105 Levi's(R) Outlet by Designs, Dockers(R) Outlet by Designs and Candie's(R) outlet stores primarily in the Eastern part of the United States and in Puerto Rico. The Company is headquartered in Needham, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "DESI". Investor Relations information is available on the Company's web site at www.designsinc.com

ABOUT CASUAL MALE

Casual Male is a leading independent specialty retailer of fashion, casual and dress apparel for big and tall men with annual sales that exceed $350 million. Casual Male sells its branded merchandise through various channels of distribution including full price and outlet retail stores, direct mail and the internet. Casual Male had been operating under the protection of the U.S. Bankruptcy Court since May 2001.

THE DISCUSSION OF FORWARD-LOOKING INFORMATION REQUIRES MANAGEMENT OF THE COMPANY TO MAKE CERTAIN ESTIMATES AND ASSUMPTIONS REGARDING THE COMPANY'S STRATEGIC DIRECTION AND THE EFFECT OF SUCH PLANS ON THE COMPANY'S FINANCIAL RESULTS. THE COMPANY'S ACTUAL RESULTS AND THE IMPLEMENTATION OF ITS PLANS AND OPERATIONS MAY DIFFER MATERIALLY FROM FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY. THE COMPANY ENCOURAGES READERS OF FORWARD-LOOKING INFORMATION CONCERNING THE COMPANY TO REFER TO ITS PRIOR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION THAT SET FORTH-CERTAIN RISKS AND UNCERTAINTIES THAT MAY HAVE AN IMPACT ON FUTURE RESULTS AND DIRECTION OF THE COMPANY. THE COMPANY DOES NOT REPORT ON ITS PROGRESS DURING A QUARTER UNTIL AFTER THE QUARTER HAS BEEN COMPLETED AND APPROPRIATELY DISCLOSED ITS RESULTS.